January 27, 2004




Ernst & Young LLP
5 Times Square
New York, NY  10036


Ladies and Gentlemen:

In connection with Dreyfus LifeTime Portfolios, Inc.'s (comprising, respectively, the Income Portfolio, the Growth and Income Portfolio and the Growth Portfolio) (the "Fund") Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission and in connection with your audit of the financial statements of the Fund as of September 30, 2003 and for the year then ended that are incorporated by reference in the N-1A filing, this letter is to advise you that since the date of our last response (October 31, 2003) in-house counsel of The Dreyfus Corporation has not given substantive attention to or represented the Fund in connection with any material gain or loss contingency. Further, to the best of our knowledge and belief, there are no unasserted possible claims which are probable of assertion and which must therefore be disclosed in accordance with Statement of Financial Accounting Standards No. 5.




                                          Very truly yours,





                                          Robert Mullery
                                          Dreyfus Associate General Counsel